Exhibit 10.4

Execution Version

JPMORGAN CHASE BANK, N.A.

383 Madison Avenue

New York, New York 10179

Highly Confidential

January 9, 2022

TAKE-TWO INTERACTIVE SOFTWARE, INC.

110 West 44th Street

New York, New York 10036

Attn: Strauss Zelnick, Chairman & Chief Executive Officer

Project Zebra Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB” and, collectively with any other financial institutions that become parties to this letter agreement in accordance with the terms hereof (together with the annexes and the other attachments hereto, this “Commitment Letter”) as contemplated under “Syndication” below, the “Commitment Parties,” “we” or “us”) that you propose to effect the transactions described on Annex I hereto including that you intend to obtain a new unsecured bridge loan facility in an aggregate principal amount of $2.70 billion (the “Bridge Facility”), as more fully described in Annex II. Capitalized terms used in this Commitment Letter without definition have the meanings given to them in the annexes or the other attachments hereto. All references to “dollars” or “$” in this Commitment Letter are references to United States dollars unless explicitly stated otherwise.

Commitments.

You have requested that (a) JPMCB commit to provide 100% of the Bridge Facility to the Borrower, and that JPMCB agree to act as an arranger for the Bridge Facility, (b) JPMCB agree to act as administrative agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent”), (c) JPMCB agree to act as an arranger for any term loan facility and/or revolving credit facility (other than the Bridge Facility) provided to the Borrower or any of its subsidiaries the proceeds of which are used to fund any portion of the Combination or the Refinancing or to refinance in whole or in part the Bridge Facility (any such facility, an “Other Credit Facility” and collectively, the “Other Credit Facilities”)) and (d) JPMCB agree to act as administrative agent for any Other Credit Facility (in such capacity, the “Other Administrative Agent” and, together with the Bridge Administrative Agent, the “Administrative Agents” and each an “Administrative Agent”).

In connection with the Transactions:

(a)

JPMCB is pleased to advise you of its commitment to provide 100% of the Bridge Facility to the Borrower upon the terms set forth in this Commitment Letter and subject only to the conditions expressly stated in Annex II hereto (JPMCB, in the capacity described in this clause (a) and any Additional Arranger (or its applicable lending affiliate) that assumes a portion of the commitments in respect of the Bridge Facility as contemplated below are each referred to individually as an “Initial Lender” and, collectively, as the “Initial Lenders”); and

(b)	JPMCB is pleased to advise you of its agreement to act as Bridge Administrative Agent and, if applicable, Other Administrative Agent.

The obligation of each Initial Lender to provide its commitment in respect of the Bridge Facility is several and not joint with any other Initial Lender. It is understood and agreed that no Commitment Party or affiliate of any Commitment Party is providing any commitment hereunder to provide or arrange any portion of any Other Credit Facility and that any such commitment, if provided would be pursuant to a separate written agreement between such Commitment Party or its applicable affiliate and you. As used herein, the term “Closing Date” shall refer to the date on which the Combination is consummated.

Syndication.

It is agreed that JPMCB will act as lead arranger (in such capacity together with any Additional Arrangers, the “Arrangers”) and bookrunner for the Bridge Facility and any Other Credit Facility and, in consultation with you, JPMCB will, subject to your rights set forth below with respect to the appointment of Additional Arrangers (as defined below), exclusively manage the syndication of the Bridge Facility and any Other Credit Facility and perform the duties and exercise the authority customarily associated with such roles. It is understood and agreed that JPMCB will have “lead left” placement on all marketing materials relating to the Bridge Facility and any Other Credit Facility and will perform the duties and exercise the authority conventionally understood to be associated with such roles, including acting as sole manager of the physical books. It is further agreed that no additional agents, co-agents, arrangers or bookrunners will be appointed and no Lender (as defined below) will receive compensation with respect to the Bridge Facility or any Other Credit Facility outside the terms contained in this Commitment Letter, the base fee letter of even date herewith addressed to you providing for, among other things, certain underwriting and other fees relating to the Bridge Facility (the “Base Fee Letter”) and the agency fee letter of even date between you and JPMCB (the “Agency Fee Letter” and, together with the Base Fee Letter, the “Fee Letter”) in order to obtain its commitment to participate in the Bridge Facility or any Other Credit Facility, in each case, unless you and we so agree; provided that, until the date that is 20 business days after the date of your acceptance of this Commitment Letter (or such later date as JPMCB may agree), you may appoint additional agents, co-agents, arrangers, bookrunners or co-managers, as applicable, for the Bridge Facility and any Other Credit Facility (the “Additional Arrangers”) and award such Additional Arrangers (and/or their affiliates) additional agent or co-agent titles, in a manner and with economics under the Base Fee Letter determined by you (it being understood that (a) each such Additional Arranger (or an affiliate thereof) shall assume a portion of the commitments in respect of the Bridge Facility and such portion shall be proportional to the percentage of economics in respect of the Bridge Facility and any Other Credit Facility under the Base Fee Letter to be received by such Additional Arranger and its affiliates and (b) in connection therewith, to the extent you appoint additional agents, co-agents or arrangers and bookrunners or confer other titles in respect of the Bridge Facility, the commitments of JPMCB in respect of the Bridge Facility will be reduced by the amount of the commitments of such appointed entities (and/or their relevant affiliates), and, upon the execution by such appointed entities (and their relevant affiliates) of customary joinder documentation, each such appointed entity shall constitute an “Arranger” hereunder, it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder and each such Additional Arranger and additional Initial Lender shall constitute a “Commitment Party” and “Arranger” hereunder; provided, further, that, after giving effect to any and all such appointments, JPMCB, shall retain not less than (as defined herein or in any joinder documentation, as applicable, the “Minimum Economics”) 35% of the aggregate economics in respect of the Bridge Facility and any Other Credit Facility under the Base Fee Letter (and no Additional Arranger shall be entitled to a greater percentage of such economics than JPMCB). We agree to execute such customary joinder agreements and amendments to this Commitment Letter as you may reasonably request and that are reasonably acceptable to us in connection with your appointment rights pursuant to this paragraph.

The Arrangers reserve the right, prior to or after the execution of the definitive documentation with respect to the Bridge Facility (the “Financing Documentation”), in consultation with you, to syndicate all or a portion of the commitments of the Initial Lenders in respect of the Bridge Facility and, if applicable, the commitments in respect of any Other Credit Facility to one or more institutions reasonably acceptable, as to the identity of such institutions, to you (but in any event excluding (a) competitors of you, the Target and their respective subsidiaries, and any person controlling or controlled by any such competitor, in each case identified in writing by you at any time to the Arranger (or, following the Closing Date, to the applicable administrative agent) other than bona fide debt fund affiliates, (b) institutions designated in writing by you at any time on or prior to the date of this Commitment Letter and (c) any affiliates of any such competitors, controlling persons, controlled persons or institutions reasonably identifiable as affiliates solely on the basis of similarity of their names or identified by you in writing to the Arrangers (or, following the Closing Date, to the applicable Administrative Agent) from time to time (it being understood that any update pursuant to clause (a) or clause (c) above, shall not become effective until the third business day following the Arranger’s or the applicable Administrative Agent’s, as applicable, receipt of such notice, and, in any event, shall not apply retroactively or to any entity that is a Lender or party to a pending trade as of the date of such notice with respect to the Bridge Facility or Other Credit Facility, as applicable), in each case pursuant to this clause (c), other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above but not of institutions described in clause (b) above) (the persons described in clauses (a), (b) and (c), collectively, the “Disqualified Lenders”)) that will become parties to the Financing Documentation or the definitive documentation for any Other Credit Facility (the “Lenders”).

Notwithstanding the Arranger’s rights to syndicate the Bridge Facility and receive commitments with respect thereto except as provided in the second preceding paragraph, unless you agree in your sole discretion in writing to the contrary (x) no Initial Lender will be relieved, released or novated of all or any portion of its obligations or commitments hereunder until the initial funding under the Bridge Facility has occurred, (y) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Bridge Facility until the initial funding of the Bridge Facility has occurred and, (z) each Initial Lender shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) all rights and obligations with respect to its commitment in respect of the Bridge Facility, including all rights with respect to consents, modifications, waivers, supplements and amendments, until the initial funding under the Bridge Facility has occurred. Subject to the foregoing sentence, you agree that any Initial Lender may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates (other than any Excluded Party (as defined below)). It is understood and agreed that the list of Disqualified Lenders will be posted to Public Lenders (as defined below) and may be made available to potential assignees and participants on request, in each case, subject to the confidentiality provisions set forth herein, in the applicable Financing Documentation or the applicable definitive documentation for the Other Credit Facility, as applicable.

The Arrangers, in consultation with you but subject to the foregoing, will exclusively manage all aspects of the syndication of the Bridge Facility and any Other Credit Facility, including selection of additional Lenders (subject to the foregoing), determination of when the Arrangers will approach potential additional Lenders, awarding of any naming rights and the final allocations of the commitments in respect of the Bridge Facility and any Other Credit Facility among the additional Lenders. During the Syndication Period (as defined below), you agree to, and, subject to any limitations on your rights set forth in the Merger Agreement, to use commercially reasonable efforts to cause the Target to, actively assist the Arrangers in achieving a timely syndication of the Bridge Facility and any Other Credit Facility that is reasonably satisfactory to the Arrangers and you. To assist the Arrangers in their syndication efforts, until the earlier of (x) the completion of primary syndication of the Bridge Facility (as reasonably determined by JPMCB) and (y) 60 days following the Closing Date (such period, the “Syndication Period”), you agree that you will, subject to any limitations on your rights set forth in the Merger Agreement, (a) prepare and provide, and use your commercially reasonable efforts to cause the Target to prepare and provide, all customary financial and other information as we may reasonably request with respect to you, the Target and the Transactions, including but not limited to financial projections, forward looking information, pro formas, budgets and estimates (such projections, forward looking information, pro formas, budgets and estimates, collectively, the “Projections”), (b) use commercially reasonable efforts to ensure that such syndication efforts benefit from your and the Target’s existing lending relationships, (c) at reasonable times to be mutually agreed by us and you and upon reasonable prior notice, and taking into account any remote working arrangements, make available to prospective Lenders senior management and advisors of you and exercise your commercially reasonable efforts to make available to prospective Lenders senior management and advisors of the Target, (d) host, with the Arrangers, up to one general “bank meeting” with prospective Lenders under the Bridge Facility (which such meetings shall be telephonic or on a virtual meeting platform, unless you agree otherwise), (e) assist the Arrangers in the preparation of a customary confidential information memorandum with respect to the Bridge Facility and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (collectively, the “Information Materials”), and (f) use commercially reasonable efforts to obtain, prior to launch of syndication of the Bridge Facility (which use of commercially reasonable efforts shall not require you to change the terms of such Facility), at your expense, monitored public corporate credit/family ratings of the Borrower and ratings of any Other Credit Facility from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and, at the election of the Borrower in its sole discretion), Fitch, Inc. (“Fitch”) (the “Ratings”); provided, that no particular ratings shall be required. For the avoidance of doubt, none of you, the Target or any of your or their respective subsidiaries will be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided, further, that to the extent practicable and permitted by law, rule or regulation or such contractual obligation or not resulting in the loss of such privilege, you agree to notify us if information is being withheld pursuant to this sentence (in which case, you agree to use commercially reasonable efforts to have any such contractual obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence).

Without limiting your obligations to assist with syndication efforts as set forth herein, each Initial Lender and the Arranger agrees that neither the commencement nor completion of such syndications nor the commencement of or obtaining of any credit ratings nor the compliance with any of the other provisions set forth in this “Syndication” section is a condition to their commitments and obligations hereunder in any of their capacities. We acknowledge that the Target is not restricted from incurring debt or liens prior to the Closing Date, except as specifically set forth in the Merger Agreement, and that prior to the Closing Date, the Target is obligated to assist you with respect to the Bridge Facility only to the extent set forth in the Merger Agreement. Your obligations under the Commitment Letter and Fee Letter to use reasonable best efforts or commercially reasonable efforts, as applicable, to cause the Target or its management to take (or to refrain from taking) any action will not require you to (a) take any legal action against the Target or its management under the Merger Agreement, (b) take any other action that is in contravention of the terms of the Merger Agreement or (c) terminate the Merger Agreement.

You acknowledge that (a) the Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by confidentially posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material information (within the meaning of the United States federal securities laws) that is not publicly available to current or prospective holders of your or the Target’s or any of your or the Target’s respective subsidiaries’ and affiliates’ securities (“MNPI”). At our request, you agree to prepare or cause to be prepared a version of the Information Materials to be used in connection with the syndication that does not contain MNPI. In addition, unless specifically labeled “Public Investor Information,” the Arranger shall be entitled to treat such information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Bridge Facility, whether through an IntraLinks or a similar electronic system, in presentations at meetings or otherwise, as containing MNPI. It is understood that customary language exculpating you, the Target, the Arranger and your and their respective subsidiaries and affiliates from all liability related to the use or misuse of the Information Materials will be included in the Information Materials. It is further understood and agreed that a customary authorization letter will be included in the Information Materials which shall (i) contain a representation substantially in the form of the first sentence under the section titled “Information” below and (ii) with respect to Information Materials to be distributed to Public Lenders, contain a representation that such materials do not contain MNPI and are otherwise suitable for distribution to Public Lenders.

You agree that the Arranger on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) historical financial statements of the Borrower and the Target, (b) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (c) notifications of changes to the terms of the Bridge Facility and any Other Credit Facility and (d) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of term sheets and definitive documents with respect to the Bridge Facility and any Other Credit Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Arranger will not distribute such materials to Public Lenders without further discussions with you.

Information.

You hereby represent and warrant (with respect to any Information (as defined below) relating to the Target and its subsidiaries, to the best of your knowledge) that (a) all written information (other than the Projections and other forward-looking information and information of a general economic or industry nature) that has been or will be made available to us by you or any of your representatives at your direction and on your behalf in connection with the Transactions (such non-excluded items, the “Information”), when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading and (b) the Projections that have been or will be made available to us by you or any of your representatives at your direction and on your behalf in connection with the Transactions have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of delivery thereof (it being understood and agreed that the Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by the Projections may differ from projected results, and such differences may be material). You agree that if at any time during the Syndication Period you become aware that any of the representations in the preceding sentence would be incorrect in any material respect, if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or, with respect to any Information relating to the Target or Projections based upon Information relating to the Target, use your commercially reasonable efforts (subject to any limitations on your rights set forth in the Merger Agreement) to cause to be supplemented, the Information and/or Projections, as applicable, so that such representations will be correct in all material respects (with respect to any Information relating to the Target, to the best of your knowledge) at such time. In issuing the commitments hereunder and in arranging and syndicating the Bridge Facility, we are and will be using and relying on the Information without independent verification thereof.

Notwithstanding the foregoing, each Initial Lender and the Arranger agrees that neither the making after the date hereof nor the accuracy of any representation and warranty set forth in the immediately preceding paragraph, nor the delivery of any Information, Projections or any supplement thereto (except as expressly stated in the section of this Commitment Letter titled “Conditions” and Annex III hereto), is a condition to their commitments and obligations hereunder in any of their capacities. For the avoidance of doubt, the only financial statements and projections that shall be required to be delivered as a condition to the initial funding of the Bridge Facility shall be those expressly described in numbered paragraph 9 of Annex III hereto.

Compensation.

As consideration for the commitments of the Initial Lenders hereunder with respect to the Bridge Facility and the agreement of the Arranger to structure, arrange and syndicate the Bridge Facility and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Bridge Term Sheet and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances unless otherwise separately and expressly agreed in writing.

Conditions.

The commitments of the Initial Lenders hereunder with respect to the initial funding of the Bridge Facility are subject only to the satisfaction (or waiver by the Initial Lenders in their sole discretion) of the conditions expressly set forth in Annex II and Annex III to this Commitment Letter. Notwithstanding anything in this Commitment Letter to the contrary, upon satisfaction (or waiver by the Initial Lenders in their sole discretion) of such conditions, the initial funding of the Bridge Facility shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Financing Documentation, other than those that are expressly stated or referred to in this paragraph.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Financing Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) such of the representations made by the Target in the Merger Agreement as are material to the interests of the Initial Lenders, but only to the extent that you or your affiliates have the right (taking into account any applicable cure periods) to terminate your and your affiliates’ obligations (or refuse to consummate the Combination) under the Merger Agreement or not to close thereunder as a result of the failure of such representations and warranties to be true and correct, in each case, without liability to you or your affiliates (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) made by the Loan Parties in the Financing Documentation and (b) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Closing Date, if the conditions expressly stated in this section of this Commitment Letter (including those set forth on Annex III hereto)

are satisfied (or waived by the Initial Lenders in their sole discretion). Those matters that are not covered by the provisions of this Commitment Letter, the Bridge Term Sheet or the Fee Letter are subject to the approval and agreement of the Arranger and you; provided that such approvals and agreements shall be in a manner that is consistent with the Bridge Term Sheet and customary and appropriate for transactions of this type consistent with the “Documentation” paragraph in Annex II hereto, in the case of the Bridge Facility. For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties in the Financing Documentation relating to organizational power and authority (solely as to execution, delivery and performance of the applicable Financing Documentation); the due authorization, execution, delivery and enforceability of the Financing Documentation; no conflicts with the Loan Parties’ organizational documents as a result of the incurrence of the loans by the Borrower under the Bridge Facility and the provision of the guarantees by the Loan Parties under the Bridge Facility; solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date pursuant to Annex III, Section 5, after giving effect to the Transactions (in the form of the solvency certificate attached as Exhibit A to Annex III to this Commitment Letter); the incurrence of the loans under the Bridge Facility and the use of proceeds thereof not violating Federal Reserve margin regulations, and sanctions (including OFAC), anti-corruption laws (including FCPA) and anti-terrorism laws (including the Patriot Act); the Investment Company Act. This paragraph is referred to herein as the “Conditions Limitation Provision.”

Clear Market.

During the Syndication Period, you will (and will use commercially reasonable efforts, in all instances not in contravention of the terms of the Merger Agreement, to ensure that the Target will) ensure that there are no competing issuances of debt securities or commercial bank or other credit facilities (excluding, for the avoidance of doubt, (a) the Bridge Facility, (b) any Other Credit Facility of the Borrower in lieu of or to refinance a portion of the Bridge Facility, (c) intercompany indebtedness, capital leases, letters of credit, performance bonds, surety bonds, working capital indebtedness, receivables financing arrangements, foreign credit lines or, in each case, other similar lines of credit, in each case, in the ordinary course of business, (d) indebtedness incurred by the Target under the Existing Target Credit Agreement, (e) indebtedness incurred by you under the Existing Parent Credit Agreement, (f) any debt securities of the Borrower to finance the Transactions or to refinance the Bridge Facility, (g) any indebtedness of the Target and its subsidiaries permitted to remain outstanding or to be incurred prior to the Closing Date pursuant to the terms of the Merger Agreement as in effect on the Signing Date, (h) any other financing agreed by the Arranger and (i) the Existing Notes and the Capped Calls) for you, the Target or any of your or its respective subsidiaries announced or placed without the prior written consent of the Commitment Parties if the announcement or placement of such debt securities or syndicated commercial bank or other syndicated credit facilities would reasonably be expected to have a material detrimental effect upon the primary syndication of the Bridge Facility.

Limitation on Liability; Indemnity and Expenses.

a) Limitation on Liability.

None of (x) the Commitment Parties nor (y) any of their respective affiliates (including, without limitation, controlling persons) or any of the directors, officers, employees, advisors, representatives and agents of the foregoing (each person referred to in this clause (y), a “Related Person” and, together with the Commitment Parties, the “Commitment Party Related Persons”) shall have any liability (whether direct or indirect, in contract, tort, equity or otherwise) arising out of, related to or in connection with any aspect of the Commitment Letter, the Fee Letter, the Bridge Facility, any Other Credit Facility or any of the Transactions, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final judgment not subject to further appeal by a court of competent jurisdiction to have resulted from such Person’s gross negligence, bad faith or willful misconduct or material breach of this Commitment Letter or the Financing Documentation. No Commitment Party Related Person or other party hereto shall be responsible to any other Commitment Party Related Person or party hereto for any special, indirect, consequential or punitive damages which may be alleged as a result of this Commitment Letter or the financing and other transactions contemplated hereby; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations set forth in the following paragraph to the extent such special, indirect, consequential or punitive damages are included in any claim by a third party unaffiliated with us. It is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person), and that each person constituting an Initial Lender shall be liable solely in respect of its own commitment to the Bridge Facility on a several, and not joint, basis with any other person constituting an Initial Lender. Notwithstanding any other provision of this Commitment Letter, no Commitment Party Related Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages to the extent resulting from the gross negligence, bad faith or willful misconduct of such Commitment Party Related Person as determined by a final judgment not subject to further appeal of a court of competent jurisdiction.

b) Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless the Commitment Parties and their respective Related Persons (collectively, the “Indemnified Persons”, but excluding as “Related Persons” and “Indemnified Persons” any Related Person of any Commitment Party to the extent acting as a financial advisor to you or the Target in connection with the Transactions (any such person to the extent acting in such capacity, an “Excluded Party”)) from and against any and all losses, claims, damages and liabilities that arise out of or in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, any Other Credit Facility or any of the Transactions or the providing or syndication of the Bridge Facility or any Other Credit Facility (or the actual or proposed use of the proceeds thereof or any actions or other proceedings commenced or threatened in respect thereof) (collectively, “Losses”), and to reimburse each Indemnified Person promptly upon its written demand (together with reasonably detailed backup documentation supporting such reimbursement request) for all reasonable and documented out-of-pocket costs and expenses incurred by any Indemnified Person in connection with investigating, preparing to defend or defending against, or participating in, any such proceedings or actions (limited, in the case of legal expenses, to the reasonable and documented expenses of one counsel for all Indemnified Persons taken as a whole and one firm of local counsel in each appropriate jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions), in each case for all Indemnified Persons taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict, of one other firm of counsel for such affected Indemnified Persons taken as a whole and one other firm of local counsel in each appropriate jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) for such affected Indemnified Persons taken as a whole) (collectively, “Expenses”); provided that you shall have no obligation to indemnify and hold harmless any Indemnified Person for any Losses, or reimburse any Indemnified Person for any Expenses (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity or reimbursement received hereunder to the extent it is later determined by a final judgment not subject to further appeal of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) to the extent such Losses or the Losses underlying such Expenses are determined by a final judgment not subject to further appeal of a court of competent jurisdiction (i) to have resulted from the gross negligence, bad faith, willful misconduct or a material breach of obligations under this Commitment Letter by such Indemnified Person or any of its Related Persons or (ii) to have resulted from claims among Indemnified Persons not involving an act or omission by you or any of your affiliates or the Target and other than any such losses, claims, costs, expenses, damages or liabilities against any Indemnified Person solely in its capacity or in fulfilling its role as an agent or arranger or similar role for the Bridge Facility (but subject to clause (i) above). In the case of any Losses or Expenses to which the indemnity and reimbursement obligations in this paragraph applies, such indemnity and reimbursement obligations shall be effective whether or not such investigation, action or proceeding is brought by you, your equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Bridge Facility, any Other Credit Facility or any of the Transactions is consummated. You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (y) does not include a statement as to or an admission of fault or culpability by or on behalf of such Indemnified Person. In addition, if and only if the Closing Date occurs, you hereby agree to reimburse us at the Closing Date for all reasonable and documented out-of-pocket costs and expenses (limited, in the case of legal expenses, to the reasonable and documented legal fees and expenses of a single primary counsel for the Commitment Parties taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) for the Commitment Parties taken as a whole), and printing, reproduction, document delivery, travel and communication and marketing costs incurred in connection with the syndication and execution of the Bridge Facility, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the Financing Documentation. For the avoidance of doubt, no Indemnified Person shall be entitled to indemnification pursuant to this paragraph for income or similar taxes imposed on the fees it receives pursuant to this Commitment Letter or the Fee Letter, and any obligation to gross-up the payment of any such fees in respect of taxes shall be governed by the Fee Letter. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

Confidentiality.

You agree that neither the existence of this Commitment Letter or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed) except (a) as may be compelled in any legal, judicial or administrative proceeding or as otherwise required by law, rule or regulation (including in any Form 8-K, Form S-4 or proxy statement required to be filed in connection with the transactions contemplated hereby) or as requested by a governmental agency or authority (in which case you agree to the extent permitted by law, to inform us promptly thereof), (b) to your subsidiaries and to your and their respective directors, officers, employees, affiliates, agents and advisors, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the Transactions, (c) in any syndication or other marketing material in connection with the Bridge Facility or any Other Credit Facility or in connection with any public release or filing relating to the Transactions, (d) to Moody’s, S&P and Fitch in connection with the Transactions, (e) in connection with protecting or enforcing your rights hereunder or under the Fee Letter or defending any claim brought hereunder or under the Fee Letter, (f) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by you and (g) after your acceptance hereof, the Commitment Letter and the Base Fee Letter to potential Additional Arrangers and their respective affiliates, in each case on a confidential and “need-to-know” basis and only in connection with the Transactions (but, in the case of clauses (c) and (d), not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of the projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other disclosures). In addition, this Commitment Letter and, to the extent the amounts and percentages of the fees and other economic terms have been customarily redacted for transactions of this type, the Fee Letter may be disclosed to the Target and its directors, officers, employees, affiliates, members, partners, agents and advisors, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the Transactions. This paragraph shall automatically terminate (other than with respect to the Fee Letter and the contents thereof) on the second anniversary of the date hereof.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party or its Related Persons, (d) to the Commitment Parties’ respective affiliates and their and such affiliates’ respective directors, officers, employees, affiliates, members, partners, stockholders, agents and advisors, legal counsel and accountants, employees, legal counsel, independent auditors and other experts, agents or representatives who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are directed to comply with the provisions of this paragraph (and each Commitment Party shall be responsible for compliance by such affiliates, directors, officers, partners, stockholders, employees, legal counsel, independent auditors and other experts, agents or representatives with the provisions of this paragraph), (e) for purposes of establishing a “due diligence” defense, (f) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (g) to the extent that such information is independently developed by the Commitment Parties without the use of any other confidential information provided by you or on your behalf, (h) to potential Lenders, participants or assignees (in each case, other than a Disqualified Lender) who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material or in accordance with the standard syndication processes of such Commitment Party), (i) to any direct or indirect contractual counterparty to any derivative product (other than a Disqualified Lender) who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material or in accordance with the standard syndication processes of such Commitment Party) and (j) to Moody’s, S&P and Fitch in connection with obtaining the Ratings. For the avoidance of doubt, after the Closing Date (or the closing date of any Other Credit Facility), the Commitment Parties may disclose the existence of the Bridge Facility (or such Other Credit Facility) to market data collectors and similar service providers to the lending industry in connection with the administration and management of the Bridge Facility or any such Other Credit Facility. This paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Financing Documentation relating to the Bridge Facility on the Closing Date, and in any event shall terminate on the second anniversary of the date hereof.

Other Services.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. You and we acknowledge and agree that (a) no Commitment Party has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies and (b) no confidential information provided by you will be furnished to such other companies in violation of the provisions titled “Confidentiality” above and will be furnished solely for the purposes described therein.

You further acknowledge that each Commitment Party, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities and hedging activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a)(i) the arranging and other services described herein regarding the Bridge Facility and any Other Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties on the other hand, (ii) the Commitment Parties are not providing you with any legal, accounting, regulatory or tax advice and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b)(i) each of the Commitment Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. You agree not to assert any claims against the Commitment Parties based on any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

In addition, please note that J.P. Morgan Securities LLC has been retained by you as a buy-side financial advisor (in such capacity, “Financial Advisor”) in connection with the Transactions. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of a Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Governing Law, Etc.

This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. Except as set forth below, this Commitment Letter and the commitment of the Commitment Parties shall not be assignable by us without your prior written consent (in your sole discretion) and any such assignment shall be void (other than an assignment of the commitments in accordance with the section of this Commitment Letter above titled “Syndication”; it being acknowledged that any such syndication shall not relieve the Commitment Parties of their respective commitments hereunder and obligations to fund the Bridge Facility on the Closing Date as provided herein). Subject to the limitations set forth in the section of this Commitment Letter above titled “Syndication,” we reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion.

This Commitment Letter, the Base Fee Letter and the Agency Fee Letter (with respect to the parties thereto) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by any Commitment Party to make any oral or written statements or agreements that are inconsistent with this Commitment Letter, the Base Fee Letter or the Agency Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you, other than any joinder hereto solely to add an Additional Arranger (and appropriately reflect the commitments of such Additional Arranger and its respective affiliates), which to the extent in compliance with the provisions of this Commitment Letter applicable thereto, shall be effective to the extent executed by you and the Additional Arranger (and its respective affiliates). This Commitment Letter may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic .pdf transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Limitation on Liability; Indemnity and Expenses,” each Commitment Party Related Person and Indemnified Person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction are required thereby; provided, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) (and whether or not such a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Merger Agreement Representations and whether as a result of any inaccuracy of any Merger Agreement Representation there has been a failure of a condition to funding the Bridge Facility and (c) the determination of whether the Combination has been consummated in accordance with the terms of the Merger Agreement shall, in each case, be governed by, and construed in accordance with, the laws set forth in Section 10.4 of the Merger Agreement.

Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter or the Fee Letter is hereby waived. You and we hereby submit to the exclusive jurisdiction of the federal courts (or, if such federal courts do not have jurisdiction over such matter, New York state courts) located in The City and County of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby, and agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process against you or us for any suit, action or proceeding relating to any such dispute, and agree, subject to the last sentence of this paragraph, not to commence or support any suit, action or proceeding in any other court. You and we irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

Each of the parties hereto agrees that (a) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Fee Letter, it being acknowledged and agreed that the committed funding provided hereunder is subject solely to the satisfaction (or waiver by the Initial Lenders in their sole discretion) of the conditions expressly stated in the section titled “Conditions” of this Commitment Letter and Annex III hereto and (b) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we and the other Lenders may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and the Lenders.

Miscellaneous.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter prior to 11:59 p.m., New York City time, on January 9, 2022 (the “Signing Date”). This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to the Signing Date. Thereafter, the commitments and agreements of the Commitment Parties with respect to the Bridge Facility will terminate on the earliest to occur of (w) the fifth Business Day following the Termination Date (as defined in the Merger Agreement as in effect on the date hereof but without giving effect to any extension of such date to a date beyond January 9, 2023) if the Closing Date has not occurred prior to such date, (x) the termination of the Merger Agreement in accordance with its terms prior to the consummation of the Combination and (y) the occurrence of the Closing Date if no portion of the Bridge Facility is utilized on the Closing Date. The engagement of the Commitment Parties with respect to Other Credit Facilities shall terminate on the first date on which the commitments in respect of the Bridge Facility under this Commitment Letter have terminated in full and there are no outstanding commitments or loans under the Bridge Facility. The compensation, confidentiality, indemnification, governing law and forum provisions (and, if the Closing Date occurs prior to the expiration of the Syndication Period, the provisions relating to accuracy of information and syndication assistance and the provisions under the heading “Clear Market”) in this Commitment Letter and the provisions of the Fee Letter shall survive termination of any or all of the commitments of the Initial Lenders hereunder; provided that your obligations under this Commitment Letter with respect to (x) the Bridge Facility, other than with respect to assistance to be provided in connection with the initial syndication of the Bridge Facility, accuracy of information and with respect to confidentiality of the Commitment Letter and the Fee Letter and with respect to the provisions under the heading “Clear Market,” shall, to the extent covered by the provisions of the Financing Documentation, automatically terminate and be superseded by such provisions of the Financing Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time and (y) with respect to any Other Credit Facility, other than with respect to assistance to be provided in connection with the initial syndication of such Other Credit Facility, accuracy of information and with respect to confidentiality of the Commitment Letter and the Fee Letter and with respect to the provisions under the heading “Clear Market,” shall, to the extent covered by the provisions of the definitive documentation for such Other Credit Facility, automatically terminate and be superseded by such provisions of such definitive documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. Any Commitment Party may by written notice to you prior to the Closing of any Other Credit Facility terminate its obligations as an arranger or administrative agent for such Other Credit Facility. You may terminate the commitments of the Initial Lenders under this Commitment Letter (in whole or in part, including on a non-pro rata basis across the Bridge Facility; provided that any such commitment termination will reduce the commitments of each Initial Lender in respect of the Bridge Facility on a pro rata basis) at any time.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Daglas Panchal
	Name:	Daglas Panchal
	Title:	Executive Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first set forth above:

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Strauss Zelnick
Name: Strauss Zelnick
Title: Chief Executive Officer

[Signature Page to Commitment Letter]

ANNEX I

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Annex I shall have the meanings set forth elsewhere in this Commitment Letter.

Take-Two Interactive Software, Inc., a Delaware corporation (“Parent” and the “Borrower”), Zynga Inc., a Delaware corporation (“Target”), Zebra MS I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub 1”), and Zebra MS II, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub 2” and, following the merger of Merger Sub 2 with the surviving corporation of the merger of Merger Sub 1 with and into the Target, the “Company”) will enter into an Agreement and Plan of Merger, dated as of the date hereof (including all schedules and exhibits thereto, and as amended from time to time in accordance with the terms hereof and thereof, the “Merger Agreement”). Pursuant to the Merger Agreement (i) Merger Sub 1 will merge with and into the Target, and the Target will continue as the surviving corporation (the “Merger”) and (ii) immediately following consummation of the Merger, the surviving corporation of the Merger will merge with and into Merger Sub 2, and Merger Sub 2 will continue as the surviving corporation and a wholly owned Subsidiary of the Parent. Such transactions are collectively referred to herein as the “Combination”. All references to the “Borrower and its subsidiaries” for any period from and after consummation of the Combination shall include, as applicable, the Company and its applicable subsidiaries.

In connection with the foregoing, it is intended that (the transactions referred to below, collectively, the “Transactions”):

1. The Borrower will (x) (i) issue senior unsecured notes through one or more public offerings or private placements (the “New Notes”) and/or (ii) Other Credit Facilities and (y) obtain, in lieu of some or all of the financing described in clause (x) above, the Bridge Facility in an aggregate principal amount of $2.70 billion as described in the Bridge Facility Summary of Principal Terms and Conditions attached hereto as Annex II (the “Bridge Term Sheet”), which amount shall be used to (a) finance the cash consideration portion of the Combination on the Closing Date, together with any cash payable in respect of fractional shares of the Target, in accordance with the terms of the Merger Agreement, (b) finance the cash consideration payable in connection with the Refinancing, (c) finance the Fundamental Change Repurchase, if any, (d) finance the cash consideration, if any, payable in connection with a Fundamental Change Conversion, and (e) pay costs and expenses related to the Combination and the other Transactions referred to in this Exhibit A.

2. The Borrower will apply the proceeds of the Bridge Facility to repay in full, directly or indirectly, all obligations outstanding under that certain Credit Agreement, dated as of December 11, 2020, as amended by that certain First Amendment to the Credit Agreement, dated as of May 28, 2021, each by and among, inter alia, the Target, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent thereunder (the “Existing Target Credit Agreement Refinancing”).

3. With respect to the Target’s (A) 0.25% convertible senior notes due 2024 (the “2024 Convertible Notes”), (B) 0.00% convertible senior notes due 2026 (the “2026 Convertible Notes” and, together with the 2024 Convertible Notes, the “Existing Notes” and each a “Series of Existing Notes”), (C) the privately-negotiated capped call options among the Target and certain swap counterparties with respect to the 2024 Convertible Notes (the “2024 Capped Calls”), and (D) the privately-negotiated capped call options among the Target and certain swap counterparties with respect to the 2026 Convertible Notes (the “2026 Capped Calls” and, together with the 2024 Capped Calls, the “Capped Calls”), to the extent still

Annex I-1

outstanding on the Closing Date, the Borrower will pay any cash consideration required in connection with (i) an exercise of any conversion with respect to the Existing Notes and any corresponding termination of the Capped Calls (including, to the extent necessary, any additional cash consideration required to be delivered to holders of the Existing Notes with respect to a Make-Whole Fundamental Change (as defined in the indentures for each Series of Existing Notes) or to swap counterparties of the Capped Calls for any costs (including contingent costs) incurred in connection with any termination of the Capped Calls), in each case, in connection with a Fundamental Change Conversion (as defined below) of the Existing Notes and, if applicable, termination of the Target’s Capped Calls, and/or (ii) any repurchase made pursuant to a Fundamental Change Repurchase Notice (as defined in the indentures for each Series of Existing Notes), in each case, no later than the date set forth in the indenture for each Series of Existing Notes (each such date, the “Fundamental Change Settlement Date”) (collectively, the “Convertible Notes Refinancing” and, collectively with the Existing Target Credit Agreement Refinancing and the Existing Parent Credit Agreement Refinancing, collectively, the “Refinancing”). It is understood that the Fundamental Change Settlement Date may occur after the Closing Date and the Combination.

4. Upon any conversion of the Existing Notes by the respective holders thereof in connection with the Combination, the Target shall take such actions as are necessary to effectuate the conversion into cash, shares of common stock of the Parent, or such combination of cash and common stock of the Parent, including any actions necessary to effectuate a corresponding termination of the Capped Calls with respect to such conversion (collectively a “Fundamental Change Conversion”), in accordance with the indentures governing such Series of Existing Notes and the letter agreements and other definitive documentation governing such Capped Calls.

5. Upon the receipt of any Fundamental Change Repurchase Notice (as defined in the indentures for each Series of Existing Notes) by the Target from holders of any Series of Existing Notes in connection with the Combination, the Target shall repurchase such Existing Notes from the respective holders thereof (a “Fundamental Change Repurchase”) in accordance with the terms and conditions of the indentures governing such Series of Existing Notes.

Annex I-2

ANNEX II

BRIDGE FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Capitalized terms used but not defined in this Annex II shall have the meanings set forth in the Commitment Letter and the other Annexes to the Commitment Letter to which this Annex II is attached.

Borrower:	Parent.

Lead Arranger and Bookrunner:	JPMCB and any Additional Arranger appointed in accordance with the Commitment Letter.

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB and any additional Initial Lenders appointed in accordance with the Commitment Letter, but excluding Disqualified Lenders, arranged by the Arranger and reasonably acceptable, as to the identity of such banks, financial institutions and other entities, to the Borrower (collectively, the “Bridge Lenders”).

Bridge Administrative Agent:	JPMCB (in such capacity, the “Bridge Administrative Agent”).

Bridge Facility:	A 364-day senior unsecured bridge facility (the “Bridge Facility” and the loans thereunder, the “Bridge Loans”) in an aggregate principal amount in U.S. dollars of $2.70 billion.

Purpose and Availability:	At the Closing Date and on any Fundamental Change Settlement Date, the proceeds of the Bridge Facility shall finance, in part, the cash consideration payable in connection with Combination, the Refinancing and the costs and expenses related to the Transactions.

The Bridge Facility is available in a single drawing on the date of consummation of the Combination (such date, the “Closing Date”). Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Documentation: The definitive documentation for the Bridge Facility (the “Financing Documentation”) (a) subject in all respects to the Conditions Limitation Provision, will contain only those conditions, representations, warranties, covenants, mandatory prepayments, events of default and other provisions expressly set forth or referred to in this Bridge Term Sheet, together with, to the extent not expressly addressed herein, other customary bridge loan document provisions and other terms and provisions to be mutually and reasonably agreed upon, the

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached or in Annexes attached thereto.

Annex II-1

definitive terms of which will be negotiated in good faith, (b) will be consistent with the Commitment Letter and the Fee Letter and will reflect the Bridge Administrative Agent’s standard agency provisions, (c) will be modified as necessary to (i) reflect the unsecured nature thereof and (ii) give due regard to the operational requirements, size, industries, businesses and business practices of the Parent, Target and their subsidiaries and the structure of the Bridge Facility after giving effect to the Transactions, and (d) except as set forth in clauses (a), (b), and (c), will be based upon that certain Credit Agreement, dated as of February 8, 2019, by and among the Parent, the lenders party thereto, and Wells Fargo Bank, National Association as administrative agent (the “Existing Parent Credit Agreement”).

Interest:	As set forth in Addendum I.

Mandatory Prepayment and Offers to Repurchase:	The commitments in respect of the Bridge Facility under the Commitment Letter or under the Financing Documentation (as applicable) shall be permanently reduced (and, following the Closing Date, the Bridge Loans shall be repaid), in each case, dollar-for-dollar by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including certain insurance (other than in any event D&O and business interruption policies), casualty and condemnation proceeds) (other than net cash proceeds from all such non-ordinary course asset sales or other dispositions of property to the extent the aggregate amount of such net cash proceeds, together with the aggregate amount of net cash proceeds from all equity or equity-linked securities described in the corresponding parenthetical in paragraph (c) below, is less than $50.00 million), subject to exceptions to be agreed, and subject to the right to reinvest 100% of such proceeds, if such proceeds are re-invested in assets used or useful for their business, including in permitted acquisitions or capital expenditures within 6 months of receipt;

(b) without duplication of clause (d), 100% of the net cash proceeds received from any issuance or incurrence of debt for borrowed money (including any New Notes or Other Credit Facilities), other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any working capital facilities (including receivables securitization facilities) of the Borrower or any of its subsidiaries in the ordinary course of business, (iv) any capital leases or purchase money debt issued or incurred to finance the acquisition of fixed or capital assets, (v) borrowings under the Existing Target Credit Agreement and Existing Parent Credit Agreement, and (vi) other debt for borrowed money of up to $50.00 million (clauses (i) through (vi), “Excluded Debt”);

Annex II-2

(c) 100% of the net cash proceeds received from any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower (other than net cash proceeds from all such equity or equity-linked securities to the extent the aggregate amount of such net cash proceeds, together with the aggregate amount of net cash proceeds from all non-ordinary course asset sales or other dispositions of property described in the corresponding parenthetical in paragraph (a) above, is less than $50.00 million), subject to exceptions and thresholds to be agreed upon including (i) equity interests or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds, (ii) equity interests or such other securities issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement and (iii) equity interests or such other securities issued to the Borrower or any of its subsidiaries;

(d) without duplication of clause (b), 100% of the commitments provided to the Borrower or any of its subsidiaries pursuant to any committed but unfunded bank loan credit agreement or similar definitive agreement for the incurrence of debt for borrowed money (other than Excluded Debt) having conditions to availability which are not more restrictive than the conditions to availability of the Bridge Facility (as reasonably determined by the Borrower upon entering into such committed financing) (a “Qualifying Other Credit Facility”).

All reductions and prepayments required pursuant to clauses (a) through (d) above shall be applied (i) first, to reduce any unfunded commitments under the Bridge Facility until such commitments have been reduced to zero and (ii) second, to the prepayment of any Bridge Loans, until the Bridge Loans have been repaid in full. The Borrower shall give the Administrative Agent prompt written notice of any commitment reduction or prepayment required pursuant to this section or of having entered into a Qualifying Other Credit Facility.

Optional Prepayments:	The Borrower may prepay the Bridge Loans in whole or in part at any time without penalty or premium, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of Bridge Loans in the form of SOFR borrowings. At the Borrower’s option, the unutilized portion of any commitments under the Bridge Facility may be irrevocably canceled in whole or in part at any time without penalty. Loans under the Bridge Facility that have been optionally prepaid may not be reborrowed.

Annex II-3

Ranking:	The Bridge Facility will rank pari passu in right of payment with any other senior indebtedness of the Borrower.

Guarantees:	Initially, each domestic subsidiary of the Borrower that was a guarantor under the Existing Parent Credit Agreement immediately prior to the Closing Date and, on the Closing Date, immediately after the effectiveness of the Combination, the Company and any subsidiary that was a guarantor under the Existing Target Credit Agreement or Existing Notes prior to the Closing Date. Additional domestic subsidiaries of the Borrower will be required to become guarantors of the Bridge Facility on the same terms as are required by the Existing Parent Credit Agreement.

Security:	None.

Conditions to Borrowing on the Closing Date:	Subject in all respects to the Conditions Limitation Provision, the only conditions precedent to borrowing under the Bridge Facility on the Closing Date will be limited to those set forth in Annex III of the Commitment Letter.

Representations and Warranties:	Substantially the same as those in the Existing Parent Credit Agreement (modified as appropriate for the Transactions). All representations made on the Closing Date shall be made after giving effect to the Transactions.

Affirmative Covenants: and Negative Covenants:	Substantially identical to those set forth in the Existing Parent Credit Agreement (modified as appropriate for the Transactions and including exceptions to the requirement for an audit without a “going concern qualification” to the extent such qualification relates solely to any debt maturity within a period of less than one year and financial maintenance covenant compliance).

Other than as expressly provided herein, all covenants shall apply commencing on the Closing Date.

Financial Maintenance Covenants:	Maintenance by the Borrower, measured as of the last day of each fiscal quarter, beginning with the first full fiscal quarter after the Closing Date, on a consolidated basis, of:

(a) a maximum Consolidated Net Leverage Ratio (as defined in the Existing Parent Credit Agreement except as noted below) no greater than 4.25x; and

(b) a minimum Interest Coverage Ratio (as defined in the Existing Parent Credit Agreement except as noted below) set at 3.0x for all testing periods.

Annex II-4

All financial definitions shall be as set forth in the Existing Parent Credit Agreement except that the definition of “Consolidated EBITDA” shall be modified to (i) permit the addback of all fees, expenses and charges (including restructuring and integration charges and retention payments) in connection with the Transactions and (ii) increase the cap on “cost savings” from 10% of Consolidated EBITDA to 25% of Consolidated EBITDA and to extend the look-forward period with respect to cost savings from 12 months to 24 months.

Events of Default:	Substantially identical to those set forth in the Existing Parent Credit Agreement except that the threshold for “material indebtedness” and judgment defaults will be increased from $50.00 million to $150.00 million.

Assignments and Participations:	Each Bridge Lender may assign all or, subject to minimum amounts to be reasonably and mutually agreed, a portion of its loans and commitments under the Bridge Facility; provided that assignments and, to the extent the list of Disqualified Lenders is made available to all Bridge Lenders, participations to Disqualified Lenders shall not be permitted and shall be subject to remedial measures consistent with JPMCB’s standard provisions. Assignments will require payment of an administrative fee to the Bridge Administrative Agent of $3,500 and except for an assignment to an existing Bridge Lender, the consent of the Bridge Administrative Agent (not to be unreasonably withheld or delayed) and (b) unless a bankruptcy or payment event of default has occurred and is continuing or such assignment is to an existing Bridge Lender or affiliate of an existing Bridge Lender, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed; provided that any required consent of the Borrower shall be deemed to have been granted if the Borrower does not respond within five business days to a written request for such consent. In addition, each Bridge Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Bridge Lender to exercise voting rights in respect of the Bridge Facility (except as to certain customary basic issues). Assignments and participations to the Parent and its affiliates (including Borrower and its restricted subsidiaries) shall be subject to customary limitations to be set forth in the Financing Documentation.

The Bridge Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the foregoing provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Bridge Administrative Agent, in its capacity as such, shall not (a) be obligated to

Annex II-5

ascertain, monitor or inquire as to whether any Bridge Lender or participant or prospective Bridge Lender or participant is a Disqualified Lender or (b) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information in connection therewith, to any Disqualified Lender; it being agreed that the foregoing shall not relieve the Bridge Administrative Agent, to the extent constituting a Bridge Lender, from its obligations in respect of Disqualified Lenders in connection with assignments and participations, and disclosure of confidential information in connection therewith, by it solely if acting in its capacity as an Bridge Lender.

Limitation on Liability; Expenses and Indemnification:	All reasonable and documented out-of-pocket costs and expenses (limited, in the case of legal expenses, to the reasonable and documented legal fees and expenses of a single primary counsel for the Bridge Administrative Agent and the Bridge Lenders taken as a whole and one firm of local counsel in each appropriate jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions and, with respect to clause (b) below, in the case of an actual or perceived conflict of interest where the person affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected persons taken as a whole and one firm of local counsel in each appropriate jurisdiction) for the Bridge Administrative Agent and the Bridge Lenders taken as a whole) for (a) amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby and (b) enforcement and workout proceedings associated with the Bridge Facility are, in each case, to be paid by the Borrower.

The Borrower will indemnify and hold harmless (x) the Arranger, the Bridge Administrative Agent, and the Bridge Lenders and (y) their respective affiliates (including, without limitation, controlling persons, but excluding any Excluded Parties) and the directors, officers, employees, advisors and agents of the foregoing (each person referred to in this clause (y), a “Related Person” and, together with each person referred to in the preceding clause (x), each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities that arise out of or in connection with the Transactions and any actual or proposed use of the proceeds of any loans made under the Bridge Facility (collectively, “Losses”), and reimburse each Indemnified Person promptly upon its written demand for all reasonable and documented out-of-pocket costs and expenses incurred by any Indemnified Person in connection with investigating, preparing to defend or defending against, or participating in, any such Losses (limited, in the case of legal expenses, to the reasonable and documented expenses of one counsel for all Indemnified Persons taken as a whole and one firm of local counsel in each appropriate

Annex II-6

jurisdiction, in each case for all Indemnified Persons taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Indemnified Persons taken as a whole and one firm of local counsel in each appropriate jurisdiction)) (collectively, “Expenses”); provided that the Borrower shall have no obligation to indemnify and hold harmless any Indemnified Person for any Losses, or reimburse any Indemnified Person for any Expenses (and each Indemnified Person, by accepting the benefits of this provision, agrees to promptly refund or return any indemnity or reimbursement received hereunder to the extent it is later determined by a final judgment not subject to further appeal of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) to the extent such Losses or the Losses underlying such Expenses are determined by a final judgment not subject to further appeal of a court of competent jurisdiction (a) to have resulted (i) from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Persons or (ii) from such Indemnified Person’s or its Related Person’s material breach of the Financing Documentation or (b) to have resulted from claims among Indemnified Persons not involving an act or omission by the Borrower or any of its subsidiaries and affiliates and other than any such losses, claims, costs, expenses, damages or liabilities against any Indemnified Person solely in its capacity or in fulfilling its role as an agent or arranger or similar role for the Bridge Facility.

The Financing Documentation shall have limitations on liability consistent with the Commitment Letter.

Yield Protection, Taxes and Other Deductions:	The Financing Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Bridge Lenders in the event of unavailability of Term SOFR, customary breakage losses (excluding loss of profit or margin), reserve and capital adequacy requirements; provided that each Bridge Lender shall, at the time it avails itself of any yield protection provisions relating to “change in law”, certify that it is generally charging such costs to similarly situated borrowers under similar circumstances. The Financing Documentation will contain customary tax gross-up provisions and will not include gross up protection for any taxes imposed pursuant to FATCA.

Voting:	Amendments and waivers of the Financing Documentation will require the approval of Bridge Lenders holding more than 50% of the aggregate amount of the commitments and loans under the Bridge Facility (the “Required Lenders”), except that (a) the consent of each Bridge Lender directly and adversely affected thereby shall be required with respect to (i) the amendment of certain pro rata sharing provisions or the waterfall, and (ii) the

Annex II-7

amendment of voting percentages of the Bridge Lenders; and (b) the consent of each Bridge Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Bridge Lender; (ii) reductions of principal, interest or fees payable to such Bridge Lender (other than any waiver of the imposition of interest at the default rate); and (iii) extensions of scheduled maturities or times for payment to such Bridge Lender.

Governing Law and Forum:	The laws of the State of New York. Each party to the Financing Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in the City and County of New York.

Counsel to the Commitment Parties and the Bridge Administrative Agent:	Cahill Gordon & Reindel LLP.

Annex II-8

Addendum I to

ANNEX II

Addendum I

Pricing, Fees and Expenses

Capitalized terms used but not defined herein have the meanings given (or incorporated by reference) in the Summary of Principal Terms and Conditions of the Bridge Facility to which this Exhibit A is attached.

Interest Rates:	At the Borrower’s option, any Bridge Loan that is made to it will bear interest at a rate equal to (i) Adjusted Term SOFR plus the Applicable Margin, or (ii) the Alternate Base Rate.

The Borrower may elect interest periods of 1, 3 or 6 months.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the “prime rate” and in the case of currencies (other than U.S. dollars) as per the relevant market practice).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on the Adjusted Term SOFR Rate, at the end of each interest period and, for interest periods of greater than three months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is a rate per annum equal to the greatest of (a) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50%, (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days[2] prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) 1.00%.

“Adjusted Term SOFR” will be defined as Term SOFR for a three month interest period and subject to a credit adjustment spread of (i) 0.10% for a one month interest period, (ii) 0.15% for a three month interest period and (iii) 0.25% for a six month interest period; provided that Adjusted Term SOFR shall not be less than 0.00%.

[2]

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.[3]

In the event of a payment event of default or the occurrence of a bankruptcy event of default, a default rate shall apply on overdue amounts under the Bridge Facility at a rate per annum of 2% above the applicable interest rate (in the case of overdue principal) and 2% above the rate applicable to Alternate Base Rate Loans (in the case of all other overdue amounts).

Applicable Margins:	The Applicable Margin shall be 1.50% for SOFR loans and 0.50% for Alternate Base Rate loans; provided that each of the foregoing margins shall increase by 25 basis points on each of the three month, six month and 9 month anniversaries of the Closing Date.

Successor Rate:	To include fallback provisions in form customary to facilities agented by JPM.

[3]	“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

Ex. A-II-2

Duration Fees:	The Borrower will pay, on each applicable date below, a fee for the ratable benefit of the Lenders, in an amount equal to the applicable percentage set forth in the table below of the aggregate principal amount of the Bridge Loans outstanding on such date.

Date	Fee
90th day following the Closing Date	0.25%
180th day following the Closing Date	0.50%
270th day following the Closing Date	0.75%

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Prime Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Ex. A-II-3

ANNEX III

CONDITIONS TO CLOSING4

The funding of the commitments of the Initial Lenders under the Commitment Letter with respect to the Bridge Facility are subject only to satisfaction (or waiver by the Initial Lenders in their sole discretion) of the conditions expressly stated in the section titled “Conditions” in the Commitment Letter and this Annex III.

1.

The Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that, when taken as a whole, is materially adverse to the Commitment Parties (including any reduction in the acquisition consideration that does not meet the criteria below) without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that (a) any change in the Cash Consideration (as defined in the Merger Agreement as in effect on the Signing Date) not exceeding a 10% increase or decrease in the aggregate Cash Consideration to be paid under the Merger Agreement as in effect on the date hereof will be deemed to not be materially adverse to the interests of the Initial Lenders and will not require the prior written consent of the Arrangers, (b) any increase in the Stock Consideration will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Arrangers, and (c) any reduction in the Merger Consideration (as defined in the Merger Agreement as in effect on the Signing Date) will be deemed to not be materially adverse to the interests of the Initial Lenders and will not require the prior written consent of the Arrangers as long as the ratio of Cash Consideration to Stock Consideration is not increased from the ratio pursuant to the Merger Agreement as in effect on the Signing Date as a result of such reduction. The Combination shall be consummated substantially concurrently with the initial funding of the Bridge Facility in accordance in all material respects with the Merger Agreement as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with the immediately preceding sentence.

2.

Subject to the Conditions Limitations Provision in all respects, the Borrower and each guarantor (each, a “Loan Party” and collectively, the “Loan Parties”) shall have executed and delivered the Financing Documentation and the Lenders shall have received customary opinions of counsel to the Borrower and corporate resolutions and customary closing certificates.

3.

(a) The Merger Agreement Representations shall be true and correct to the extent contemplated by the Conditions Limitations Provision and (b) the Specified Representations shall be true and correct in all material respects as of the Closing Date (provided that the foregoing materiality qualifiers shall not be applicable to any representations qualified or modified by materiality; provided, further, that any “Material Adverse Effect” or “Material Adverse Change” or similar qualifier in any such Merger Agreement Representation or Specified Representation shall, for purposes of this condition on the Closing Date, be deemed to refer to Company Material Adverse Effect (as defined in the Merger Agreement), as applicable.

[4]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached or in the Annexes attached thereto.

Annex III-1

4.

(a) The Loan Parties shall have provided or caused to be provided the documentation and other information to the Commitment Parties that are reasonably required by United States regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case, at least three Business Days (as defined in the Merger Agreement (as in effect or the date hereof)) prior to the Closing Date and (b) if any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, the Administrative Agents and each Initial Lender that requests a Beneficial Owner Certification will have received, at least three Business Days (as defined in the Merger Agreement) prior to the Closing Date, a Beneficial Ownership Certification, consistent with the LSTA form beneficial ownership certification, in relation to each such Borrower, in each case of clauses (a) and (b) to the extent that the Commitment Parties have requested in writing delivered to the Borrower at least 10 Business Days (as defined in the Merger Agreement) prior to the Closing Date.

5.

The Arrangers shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Exhibit A to this Annex III, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

6.

All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letter and, to the extent invoiced at least three business days prior to the Closing Date, all reasonable and documented out-of-pocket expenses required to be reimbursed by the Borrower to the Commitment Parties in connection with the Transactions pursuant to the Commitment Letter shall have been paid, or substantially concurrently with the initial funding of the Bridge Facility to the extent due.

7.

The Refinancing shall have occurred, or substantially concurrently with the initial borrowing under the Bridge Facility, shall occur (other than any Refinancing to be made on a Fundamental Change Settlement Date).

8.

The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Arrangers to publicly sell or privately place the New Notes and other debt and equity securities for the purpose of replacing or refinancing the Bridge Facility. The Arranger confirms that the investment bank(s) engaged by the Borrower on or about the date hereof are reasonably satisfactory to them.

9.

The Commitment Parties shall have received (i) the audited consolidated financial statements of the Borrower, Target, and their respective subsidiaries consisting of balance sheets as of and for the two most recently ended fiscal years of the Borrower and Target ending at least 90 days prior to the Closing Date and the related statements of income and cash flows for such fiscal years, in each case, prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) (collectively, the “Audited Financial Statements”), (ii) the unaudited consolidated financial statements of the Target and its subsidiaries consisting of balance sheets as of and for each fiscal quarter ending after the date of the most recent audited consolidated balance sheets delivered pursuant to clause (i) and at least 45 days prior to the Closing Date (in each case, other than the fourth fiscal quarter of a fiscal year) (the last date of the last such applicable fiscal year or fiscal quarter, the “Financial Statements Date”) and the related statements of income and cash flows for the portion of the fiscal year then ended, in each case, prepared in accordance with US GAAP in all material respects or except as set forth therein (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), and (iii) pro forma consolidated balance sheet for the Borrower prepared as of the Financial Statements Date, in case of this clause (iii), prepared so as to give effect to the Transactions as if the Transactions had occurred as of such date or at the beginning of such period, as applicable (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended (the “Pro Forma Financial Statements”)). The Commitment Parties hereby acknowledge receipt of the Audited Financial Statements of the Borrower for the fiscal years ending March 31, 2019, March 31, 2020 and March 31, 2021 and of the Target for the fiscal years ending December 31, 2018, December 31, 2019 and December 31, 2020. It is understood that the Target shall not be preparing such Pro Forma Financial Statements.

Annex III-2

10.

Except (a) as disclosed in the Disclosure Schedules (as defined, for purposes of this paragraph (10), in the Merger Agreement as in effect on the Signing Date); provided that (i) the mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Target (as defined, for purposes of this paragraph (10), in the Merger Agreement as in effect on the Signing Date) that such item represents a material exception or fact, event or circumstance or that such item would reasonably be likely to result in a Company Material Adverse Effect (as defined, for purposes of this paragraph (10), in the Merger Agreement as in effect on the Signing Date) on the Target and (ii) any disclosures made with respect to a section of Article III of the Merger Agreement shall be deemed to qualify (A) any other section of Article III of the Merger Agreement specifically referenced or cross-referenced and (B) other sections of Article III of the Merger Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company SEC Reports (as defined, for purposes of this paragraph (10), in the Merger Agreement as in effect on the Signing Date) publicly filed by the Target since December 31, 2018 and prior to the date hereof (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Reports and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, in each case, contained in such Company SEC Reports), there has not been any effect, change, event, circumstance, condition, occurrence or development that has or would reasonably be likely to have, either individually or in the aggregate, a Company Material Adverse Effect on the Target.

Annex III-3

Exhibit A

to ANNEX III

[FORM OF SOLVENCY CERTIFICATE]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [ ⚫ ] of the [insert description of agreement]5, dated as of [ ⚫ ] (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Agreement”), among [parties to be defined]. Capitalized terms used herein without definition have the same meanings as in the Agreement.

I hereby certify on behalf of the Borrower, solely in my capacity as an officer of the Borrower and not in my individual capacity as follows:

1. I am the duly qualified and acting [Chief Financial Officer] [specify other officer with equivalent duties] of the Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Borrower and the preparation of consolidated financial statements of the Borrower. In connection with the following certifications, I have reviewed the financial statements of the Borrower and its subsidiaries and the business, financial conditions, assets and liabilities of the Borrower and its subsidiaries.

2. I have carefully reviewed the contents of this Certificate and have made such investigations and inquiries as I have deemed to be reasonably necessary and prudent, and have carefully reviewed the Agreement and the other [Bridge Documents] [insert analogous defined term] referred to therein (collectively, the “Transaction Documents”) and such other documents as I have deemed relevant.

3. The projections which underlie and form the basis for the certifications made in this Certificate were made in good faith based on assumptions believed to be reasonable at the time made and continue to be believed to be reasonable as of the date thereof.

4. As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents and the loans made under the Agreement it is my opinion that:

a. the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

b. the present fair salable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

[5]	A Certificate will be delivered for the Bridge Facility per Annex III, paragraph 5.

Exh A-1

c. the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and

d. the Borrower and its subsidiaries have, and will have adequate capital with which to conduct the business they are currently conducting and reasonably anticipate conducting.

5. The Borrower and its subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts or liabilities that would be beyond their ability to pay such debts as they mature.

[__________]

By:
Name:
Title:

Exh A-2